Exhibit 10.2

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(2004 Restatement)

This 2004 Restatement continues and republishes the currently effective provisions of the Plan as it has evolved from the following:

January 1, 1995	Restatement
September 21, 1995	Amendment (2.04)
September 24, 1998	Amendment (1.05, 1.11, 2.01, 2.02, 2.04, 2.05, 1998 ESRIP Appendix, 1998 ESRIP Change in Control Appendix)
September 23, 2004	Amendment (1.08, 3.01, 5.06, 2004 ESRIP Appendix)

Lane Powell Spears Lubersky

601 SW Second Avenue, Suite 2100

Portland, Oregon 97204

Telephone: (503) 778-2100

Facsimile: (503) 778-2200

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(2004 RESTATEMENT)

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1
1.01	Board of Directors	1
1.02	Committee	1
1.03	Company	1
1.04	Effective Date	1
1.05	Final Annual Compensation	1
1.06	Lump Sum	2
1.07	Normal Retirement Date	2
1.08	Participant	2
1.09	Plan	2
1.10	Retirement Plan	2
1.11	Service	2
1.12	Surviving Beneficiary	3
1.13	Total and Permanent Disability	3

ARTICLE II.	AMOUNT OF BENEFITS; RIGHT TO RECEIVE BENEFITS	3
2.01	Normal Retirement Supplemental Income	3
2.02	Early Retirement Supplemental Income	6
2.03	Disability Retirement Supplemental Income	6
2.04	Death Benefits	7
2.05	Vested Benefits	9
2.06	Post-Retirement Change in Retirement Plan Benefits	10
2.07	Forfeiture or Suspension of Benefits	10
2.08	1995 Special Benefit Increase	11

ARTICLE III.	PAYMENT OF BENEFITS	11
3.01	Form of Payment	11
3.02	Source.	12
3.03	Key Man Insurance	12

ARTICLE IV.	ADMINISTRATION	12
4.01	Committee Discretion	12
4.02	Company Right to Amend or Terminate	12

ARTICLE V.	GENERAL PROVISIONS	12
5.01	No Effect on Employment	12

i

5.02	Legally Binding	12
5.03	No Transfer of Benefits	13
5.04	Disclosure to Participants.	13
5.05	Adoption.	13
5.06	Integration Clause	13

1998 ESRIP Appendix

1998 ESRIP Change in Control Appendix

2004 ESRIP Appendix

ii

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(2004 RESTATEMENT)

PURPOSE

This Executive Supplemental Retirement Income Plan (“Plan”) was established effective January 1, 1981, and was later amended, to promote the best interests of the Company by enabling the Company (a) to attract to its key management positions persons of outstanding ability, and (b) to retain in its employ those persons of outstanding competence who occupy key executive positions and who in the past contributed and who continue in the future to contribute materially to the success of the business by their ability, ingenuity and industry. Participation in the Plan is limited to a select group of management and highly compensated employees. Effective September 1, 2004, participation is limited to Participants in the Plan as of September 1, 2004, and no new Participants will be added to the Plan after September 1, 2004.

ARTICLE I. DEFINITIONS

The following words and phrases as used herein shall, for the purpose of this Plan and any subsequent amendment thereof, have the following meanings, unless a different meaning is plainly required by the content:

1.01 Board of Directors means the Board of Directors of the Company as constituted from time to time.

1.02 Committee means the Organization and Executive Compensation Committee of the Board of Directors, previously known as the Compensation Committee.

1.03 Company means Northwest Natural Gas Company and its subsidiaries.

1.04 Effective Date means January 1, 1981, subject to any later effective date of any specific section provided in any amendment hereto.

1.05 Final Annual Compensation means the annual average determined by taking the sum of the Total Compensation paid to the Participant during the three (3) consecutive compensation years out of the Participant’s final ten (10) years of employment with the Company which produce the highest three (3) year total amount, and dividing such sum by three (3).

1.05-1 Total Compensation means the sum of (a) plus (b), subject to (c) and to adjustment under (d) if applicable:

(a) The annual salary approved by the Board of Directors and paid by the Company to take effect starting March 1 of the compensation year.

(b) The award for prior performance approved by the Board of Directors by such March 1 date; provided, however, that if a Participant terminates employment during the 61 day period immediately preceding March 1, and if the sum of the prior March 1 salary plus the post retirement performance award is greater than the total compensation using the prior March 1 salary and prior March 1 performance award, final average compensation shall be recalculated for the first ten (10) years combining March 1 salary plus the performance award twelve (12) months later for each of the ten (10) years, and used if the resulting final average compensation is higher.

(c) Amounts under (a) or (b) are not reduced by pre-tax elective deferrals under the Company’s Executive Deferred Compensation Plan (effective January 1, 1987) or the Retirement K Savings Plan.

(d) Amounts under (a) and (b) are subject to pro rata adjustment by months if salary is changed during the compensation year.

1.05-2 Compensation Year means the twelve (12) month period from March 1 to February 28/29.

1.06 Lump Sum means a single payment representing all unpaid installments discounted to the present value at eight percent (8%) per annum.

1.07 Normal Retirement Date means the first day of the month next following the Participant’s 65th birthday.

1.08 Participant means an employee specifically designated by the Committee to be covered under this Plan and who continues to fulfill all requirements for participation. The initial designation of Participants shall be all executive officers of the Company elected by the Board of Directors (not including “assistant” officer positions). A list of Participants as of September 1, 2004 is included in the 2004 ESRIP Appendix. No new Participants shall enter the Plan after September 1, 2004.

1.09 Plan means the Executive Supplemental Retirement Income Plan herein set forth, as amended from time to time.

1.10 Retirement Plan means the Company’s Retirement Plan for Non-Bargaining Unit Employees, as amended from time to time.

1.11 Service depends on the context:

(a) Benefit Accrual. Service for benefit accrual under 2.01 means years of actual participation, including service credited under 1.11(c), after becoming a Participant under this Plan, plus any additional years of benefit accrual credit earned or awarded under 2.01-2(b)(2) and (3).

(b) Vesting Service. Service for vesting under 2.05 means all service with the Company from date of hire, including service credited under 1.11(c), plus any additional grant under 2.05-3.

(c) Other Service. To the extent “service” is not addressed by (a) or (b) above, it means all accredited years of service with the Company credited under the Retirement Plan and includes all periods of Company paid disability and long-term disability leave.

1.12 Surviving Beneficiary means the beneficiary or beneficiaries designated by the Participant on the form provided by the Company. Such beneficiary designation may be changed by the Participant at any time by written notice to the Committee.

1.13 Total and Permanent Disability means that the Participant is eligible to receive disability benefits under the Retirement Plan.

ARTICLE II. AMOUNT OF BENEFITS; RIGHT TO RECEIVE BENEFITS

Each Participant or his Surviving Beneficiary shall have the right to receive, and the Company shall pay, supplemental benefits as provided in this Article II, in the form provided in Article III:

2.01 Normal Retirement Supplemental Income. Upon retirement at or after the Normal Retirement Date after becoming vested under 2.05, a retired Participant shall receive during the Participant’s lifetime, subject to 2.07, monthly supplemental retirement payments determined under 2.01-1 through 2.01-5:

2.01-1 Determining ESRIP Benefit Amount. The amount to be paid at the Normal Retirement Date under this Plan shall be determined by a three step process under the following (a), (b) and (c):

(a) Determine Target Benefit. The sum of the Participant’s accrued target percentage credits under 2.01-2 is multiplied by Final Annual Compensation.

(b) Determine Offset Amount. The amount to be paid at Normal Retirement Date from three other sources of retirement or deferred compensation benefits shall be determined under 2.01-3.

(c) Determine Net Benefit. If the target percentage amount under (a) exceeds the total payments from the other three sources under (b), the excess shall be paid under 2.01-4 or, if applicable, 2.01-5.

2.01-2 Accrued Target Percentage. Participant’s accrued target percentage shall be the sum of the accruals at the rate specified below in (a) for each Year of Participation (defined below in (b)) credited under this Plan.

(a) Yearly Accrual Percentage Schedule:

(1) Years 1-15. The yearly target percentage accrual for all Participants actively employed on and after September 24, 1998, shall be:

Years of Participation	Accrued Target Percentage for Each Year of Participation	Maximum Total Target Percentage
Years 1 through 15	4.33% per Year	65% (15 Years times 4.33%)

(2) Years 16-25. In addition, each of the Participants named in the attached 1998 ESRIP Appendix shall be entitled to additional accruals for Years of Participation 16-25 as follows:

Years of Participation	Accrued Target Percentage for Each Year of Participation	Maximum Total Target Percentage
Years 16 through 25	0.50% per Year	70% (15 Years times 4.33% plus 10 Years times 0.50%)

Only Participants named in the 1998 ESRIP Appendix are eligible for additional accruals for Years of Participation after the 15th Year of Participation.

(b) Year of Participation means the sum of (1), (2) and (3):

(1) Each consecutive twelve (12) month period of Company service measured by each anniversary of the date of first becoming a Participant under this Plan.

(2) Any additional Years of Participation awarded to a Participant by the Committee in the exercise of its discretion.

(3) All years of service credit earned for Company service and awarded by the Committee for each of the Participants in the Plan on September 1, 2004, as set forth in the attached 2004 ESRIP Appendix.

2.01-3 Payments From Other Sources. The total annual payments from the three sources listed below in (a), (b) and (c) shall be determined, all calculated as a single life annuity starting at Participant’s Normal Retirement Date.

(a) the Company’s Retirement Plan.

(b) Social Security (as determined under 2.01-4(b)(2)).

(c) Supplemental Retirement payments under the Company’s Executive Deferred Compensation Plan.

2.01-4 Benefit Payable Under This Plan. The monthly payment under this Plan shall be the monthly excess of the target benefit amount under 2.01-2 over the total monthly payments under 2.01-3, determined under the formula (a) minus (b), with (c) acting as a minimum benefit:

(a) The gross monthly benefit shall be one-twelfth (1/12) times Final Annual Compensation times the accrued target percentage determined under 2.01-2 above;

MINUS

(b) The sum of (1) plus (2) plus (3):

(1) One-twelfth (1/12) of the Participant’s normal retirement allowance under the Retirement Plan;

PLUS

(2) One-twelfth (1/12) of the Participant’s annual primary Social Security benefit determined in the same manner and based on the same earnings as are used to compute the actual Social Security benefit (including, if appropriate, all compensation deferred by the executive under any plan as though it had been “paid” to or “received” by the executive in the year when the deferral was made);

PLUS

(3) One-twelfth (1/12) of the Participant’s annual supplemental retirement benefit under the Executive Deferred Compensation Plan determined as a supplement to the normal annual retirement allowance under 2.01-4(b)(1).

(c) For each of the nine (9) Participants named in the attached 1998 ESRIP Appendix, the payment amount accrued for such Participant as of December 31, 1998, shall be the amount determined under this section 2.01-4 or, if greater, the amount determined under the ESRIP in effect on January 1, 1998, without any change by ESRIP Amendment 1998-1.

2.01-5 Deferred Retirement. Payment shall be deferred to actual retirement if the Participant works for the Company after the Participant’s Normal Retirement Date. The supplemental benefit shall be based on Final Annual Compensation at the date of actual retirement.

2.02 Early Retirement Supplemental Income. Upon retirement at or after age fifty-five (55) with at least ten (10) years of vesting service under 1.11(b), a retired Participant shall receive during the Participant’s lifetime, subject to 2.07, the reduced monthly supplemental retirement payments determined as follows:

2.02-1 First, the gross annual retirement benefit at the Participant’s Normal Retirement Date shall be determined under 2.01-2 using the Participant’s Final Annual Compensation and Service under 1.11(a) at the time employment by the Company ends.

2.02-2 Second, the monthly supplemental payment under this Plan starting at the Normal Retirement Date shall be determined under the formula in 2.01-4 using the Participant’s early annual retirement allowance (under Retirement Plan 7.02) payable at his Normal Retirement Date, projected annual primary Social Security benefit under the Retirement Plan, and annual retirement benefits payable under the Executive Deferred Compensation Plan determined as a supplement to such payment under the Retirement Plan.

2.02-3 Third, if supplemental payments start before the Participant’s Normal Retirement Date, to achieve the necessary reduction of the target benefit under 2.01 and 2.02-1, the monthly amount under 2.02-2 shall be reduced by one-half of one percent (0.50%) per month for each month that the benefits begin before the Participant’s 62nd birthday, as illustrated in the following table:

Percentage of ESRIP Normal Retirement Benefit for Benefits Beginning at Specified Age*

Retirement Age	Percentage
55	58%
56	64%
57	70%
58	76%
59	82%
60	88%
61	94%
62-64	100%

*	This table shows the percentage reduction based on years. The percentage reduction will be further adjusted for each additional month by which the retirement age precedes the retirement age specified in the table.

2.03 Disability Retirement Supplemental Income. Upon total and permanent disability after at least fifteen (15) years of service which qualifies for disability retirement benefits under the Retirement Plan, a retired disabled Participant shall receive monthly supplemental retirement payments determined as follows:

2.03-1 First, the total annual retirement pay at normal retirement date shall be determined under 2.01-1 using the Participant’s Final Annual Compensation and Service under 1.11(a) at date of disability.

2.03-2 Second, the monthly supplemental payment under this Plan starting at the Normal Retirement Date shall be determined under 2.01-4 using the Participant’s disability annual retirement allowance and projected primary Social Security benefit under the Retirement Plan, and that monthly supplemental amount shall be further reduced by subtracting the monthly value of any disability benefits payable after the Participant’s 65th birthday under any other Company sponsored disability income plan or under any workers’ compensation law.

2.03-3 Third, if supplemental payments start before the Participant’s normal retirement date, the monthly amount under 2.03-2 shall be reduced to the same percentage applicable to a disability retirement benefit under the Retirement Plan starting on the same date, and that monthly supplemental amount shall be further reduced by subtracting the monthly value of any payments received by the Participant to the Participant’s 65th birthday under any other Company sponsored disability income plan or under any workers’ compensation law.

2.04 Death Benefits. A death benefit shall be paid if an eligible Participant dies during employment or before the first one hundred twenty (120) monthly payments have been made under this Plan on account of such Participant, as follows:

2.04-1 Entitlement and Amount.

(a) Preretirement Elective Spousal Annuity. For any married Participant who (i) is fifty-five (55) or older, (ii) has completed at least ten (10) years of service credited for vesting under 1.11(b), and (iii) so elects in writing within ninety (90) days after September 21, 1995, or within ninety (90) days after becoming vested under 2.05, upon the death of such Participant before any post-retirement form of payment under Article III takes effect, the Participant’s lawful spouse on the date of death shall receive as an annuity for life the actuarial equivalent value (as determined by the Plan’s actuary) of the surviving spouse’s annuity payable under the full (100 percent) joint and survivor annuity form provided under 3.01-3. Any pre-retirement election of this death benefit shall supersede the regular death benefit under 2.04-1(b) and shall continue until the earlier of (iv) or (v):

(iv) the Participant’s death before retirement without a spouse (e.g., prior death or divorce of spouse), in which case 2.04-1(b) shall apply;

(v) the Participant lives until retirement (with or without a spouse), in which case the Participant shall be entitled to elect to receive any form of post-retirement benefit provided under Article III.

If no election of this 2.04-1(a) benefit form is made or in effect at the Participant’s death, the only death benefit shall be the benefit under 2.04-1(b) or (c), as applicable.

(b) Regular Death Benefit. For regular death benefit payments determined under 2.01, 2.02, 2.03 or 2.05, as applicable, where no election has been made under 2.04-1(a), the death of the Participant must occur after the Participant has, during active employment of at least ten (10) years of service credited for vesting under 1.11(b), satisfied the age and service requirements to receive normal, early or disability retirement payments under this Plan (whether the Participant was working or retired at date of death) and prior to the 120th monthly payment. The regular death benefit guarantees that a total of 120 monthly payments of the applicable supplemental payment under this Plan shall be made to Participant and, if applicable, Participant’s surviving designated beneficiary. Under no circumstances shall any supplemental payment under this (b) be made after the later of the 120th monthly payment or the Participant’s death.

(c) Special Preretirement Death Benefit. For special death benefit payments where 2.04-1(a) and (b) do not apply, the death of the Participant can occur at any age while the Participant remains actively employed by the Company on or after September 24, 1998. The Participant’s accrued benefit under 2.01 at date of death shall be 100% vested and nonforfeitable, and shall be paid under (1) or (2):

(1) Surviving Spouse Annuity. If Participant is survived by a spouse, such spouse shall receive a fifty percent (50%) survivorship annuity determined under 3.01-2 as though the Participant had retired on the day before dying.

(2) Unmarried Participant. If Participant is not married at date of death, Participant’s survivor under 2.04-2 shall receive one hundred twenty (120) monthly payments equal to 1/12th of twenty-five percent (25%) (or 2.08333%) of the Participant’s Final Annual Compensation determined at date of death.

2.04-2 Recipient of Nonannuity Benefits. The recipient of death benefits paid under the 120 month guarantee of 2.04-1(b) or (c) shall be Participant’s Surviving Beneficiary or estate, as determined under the following (a), (b) or (c):

(a) On the death of the Participant before the 120th monthly payment, Participant’s Surviving Beneficiary(ies) shall receive the balance of the one hundred twenty (120) payments, in monthly or annual payments or in a single Lump Sum payment, as determined by the Committee in its discretion.

(b) If no designated beneficiary survives the Participant, the unpaid balance of the one hundred twenty (120) payments shall be paid in a single Lump Sum to the Participant’s estate.

(c) If the last Surviving Beneficiary dies before the last of the one hundred twenty (120) payments, the unpaid balance shall be paid in a single Lump Sum to the estate of such last survivor.

2.04-3 Other Death Benefits. The supplemental death benefit under this Plan shall be in addition to any death benefit provided by any other Company sponsored plan or insurance program.

2.05 Vested Benefits. Subject to 2.07, a Participant shall be entitled to receive a specified percentage of the benefits payable under this Plan based on benefit accruals under 2.01 and Service under 1.11(b), according to the following vesting schedule:

Completed Years of Vesting Service	Vested Percentage
Years 1-4	0%
Year 5	50%
Year 6	60%
Year 7	70%
Year 8	80%
Year 9	90%
Year 10 and above	100%

2.05-1 Vesting Service Credit. One year of vesting service is awarded for each period of 12 consecutive months of employment with the Company, with the first such period beginning on the Participant’s employment commencement date and subsequent periods beginning on each anniversary of the Participant’s employment commencement date.

2.05-2 Payment of Vested Benefit. A fully or partially vested Participant who is not entitled to early or disability retirement benefits under 2.02 or 2.03 shall be entitled to begin receiving payment of the vested benefit under the following (a) or (b):

(a) Termination Before Age 55. If the Participant’s employment terminates before age 55, payment can begin at or after age 55, but if payment starts before age 65, the vested benefit payable under 2.01 will be reduced to reflect commencement before age 65 under the following table:

Percentage of ESRIP Normal Retirement Benefit for Benefits Beginning at Specified Age

Commencement Age	Percentage
55	40%
56	46%
57	52%
58	58%
59	64%
60	70%
61	76%
62	82%
63	88%
64	94%

(b) Termination Age 55 or Older. If the Participant’s employment terminates at or after age 55, the vested benefit payable under 2.01 will be reduced using the same reduction percentages applicable to early retirement benefits under 2.02.

2.05-3 Committee Discretion. For any specified Participant, the Committee may, in its discretion, grant additional vesting service credit, waive the minimum service requirement, reduce the early retirement reduction percentage for payments starting before age 65, or make any appropriate adjustment of the benefit amount or time of payment under this Plan.

2.06 Post-Retirement Change in Retirement Plan Benefits.

2.06-1 Change in Benefit Formula. If, after supplemental payments start under this Plan, the benefit payable to a retired Participant is increased under the Retirement Plan by a change in the Retirement Plan benefit formula or its components, the supplemental payment under this Plan shall be reduced to reflect such increase, effective for and after the first month when such increase is paid. The supplemental benefit shall be recalculated under the benefit formula (2.01, 2.02, 2.03, 2.04 or 2.05) applicable to the retiree by substituting such increased Retirement Plan benefit in the formula, with all other components of the formula to remain unchanged.

2.06-2 COLA Supplement. Any post-retirement increase to the Retirement Plan benefit that is not the result of a change of the Retirement Plan benefit formula or its components (such as a cost of living adjustment for retirees) shall not trigger a recalculation of benefits under 2.06-1 of this Plan.

2.07 Forfeiture or Suspension of Benefits. Notwithstanding any other provision of this Plan to the contrary, Plan benefits shall be forfeited or suspended as follows:

2.07-1 Discharge for Cause. No supplemental benefits shall be paid if the Participant is discharged from the Company for cause involving illegal or fraudulent acts or conduct detrimental to the interests of the Company.

2.07-2 Suicide. No supplemental benefits shall be paid if the Participant commits suicide, while sane or insane, within one (1) year from the date he is enrolled under the Plan.

2.07-3 Suspended Payment. Supplemental benefit payments shall be suspended during any period of reemployment by the Company or other period when payments under the Retirement Plan are suspended. If a rehired retiree elects to stop receiving Retirement Plan payments during reemployment under Retirement Plan 6.11, upon later re-retirement the supplemental benefits under this Plan will be recalculated to take into account any applicable change under Plan 2.01-2.06.

2.07-4 Agreement Not to Compete. Supplemental benefits shall be withheld pending receipt by the Company of Participant’s written agreement not to compete with the Company or its subsidiaries during the period of supplemental payments, and shall be suspended or forfeited, as the Committee shall decide, for any breach of such agreement not to compete.

2.08 1995 Special Benefit Increase. For all retirees and beneficiaries entitled to receive benefits on January 1, 1995, based on a retirement date which occurred on or before January 1, 1985, the monthly amount payable on and after January 1, 1995, shall be determined as follows:

2.08-1 The sum of the benefit amounts payable on December 1, 1994, under this Plan and the Retirement Plan, multiplied by one hundred five percent (105%);

2.08-2 Less the benefit amount payable under the Retirement Plan on January 1, 1995, including the amount of the 1995 special benefit increase provided under the Retirement Plan.

ARTICLE III. PAYMENT OF BENEFITS

3.01 Form of Payment. Payments to a Participant shall be made monthly in one of the forms under 3.01-1, 3.01-2 or 3.01-3:

3.01-1 Life Annuity With One Hundred Twenty (120) Guaranteed Payments. Unless the Participant makes a different election (or is deemed to have made an election for the 50% or 100% Joint and Survivor Annuity under 3.01-2 and 3.01-3), the Participant’s benefit shall be paid as equal monthly payments for the Participant’s lifetime. If the Participant dies before receiving one hundred twenty (120) monthly payments, the balance of the one hundred twenty (120) payments shall be made monthly to the beneficiary designated by the Participant, unless the Committee decides to pay an annual benefit or a single Lump Sum to the beneficiary.

3.01-2 Half (50%) Joint and Survivor Annuity. If the Participant elects the half (50%) joint and survivor annuity form (with or without the “pop-up” feature) under the Retirement Plan, the Participant shall be deemed to elect to receive payment in the form of a half (50%) joint and survivor annuity under this Plan. The 50% joint and survivor annuity shall be the actuarial equivalent (as determined by the Plan’s actuary) of the benefit under 3.01-1 and shall pay a reduced amount to the Participant for his life and, if the Participant’s designated joint annuitant survives the Participant’s death, fifty percent (50%) of the reduced amount will be paid to the joint annuitant for the life of the joint annuitant. The monthly Plan benefit shall be recalculated as a single life annuity following the death of Participant’s joint annuitant if the “pop-up” annuity is in effect under the Retirement Plan.

3.01-3 Full (100%) Joint and Survivor Annuity. If the Participant elects to receive the full (100%) joint and survivor annuity form (with or without the “pop-up” feature) under the Retirement Plan, the Participant shall be deemed to elect to receive payment in the form of a full (100%) joint and survivor annuity under this Plan. The 100% joint and survivor annuity shall be the actuarial equivalent (as determined by the Plan’s actuary) of the benefit under 3.01-1 and shall pay a reduced amount to the Participant for his life and, if the designated joint annuitant survives the Participant’s death, the same amount will be paid to joint annuitant for the life of the joint annuitant. The monthly Plan benefit shall be recalculated as a single life annuity following the death of Participant’s joint annuitant if the “pop-up” annuity is in effect under the Retirement Plan.

3.02 Source. The commitment of the Company to pay supplemental retirement benefits under this Plan is an unsecured promise of the Company to make the payments. There is no asset or trust fund set aside for payment of benefits hereunder, except to the extent held under the Company’s Umbrella Trust, which is subject to the claims of the Company’s creditors under conditions specified therein.

3.03 Key Man Insurance. The Company shall purchase and own such key man life insurance as it chooses on the life of any Participant. No Participant, nor his beneficiaries, heirs, assigns, personal representative or estate, shall have any right to or interest in any such policy or the proceeds payable thereunder on his death. On death of the Participant, the proceeds shall be paid to the Company.

ARTICLE IV. ADMINISTRATION

4.01 Committee Discretion. The Committee shall have full power and authority to interpret, construe and administer this Plan, to adopt appropriate procedures, and to make all decisions necessary or proper to carry out the terms of the Plan. The Committee’s interpretation and construction hereof, and actions hereunder, including any determination of benefit amount or designation of the person to receive supplemental payments, shall be binding and conclusive on all persons for all purposes. The timetable and procedure for notice of denial of benefit claims and for hearing on review of such denial shall be as set forth in Article XII of the Retirement Plan, and the Committee shall make such final review and decision. The Company’s corporate secretary shall act as the Committee’s agent in administering this Plan. Neither the Company, nor its officers, employees, directors or Committee, nor any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

4.02 Company Right to Amend or Terminate. The Company, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan in whole or in part without notice to any Participant. Any such termination, modification or amendment shall not terminate nor diminish any rights or benefits accrued by any Participant or surviving beneficiary prior thereto.

ARTICLE V. GENERAL PROVISIONS

5.01 No Effect on Employment. This Plan shall not be deemed to give any Participant or other person in the employ of the Company any right to be retained in the employment of the Company, or to interfere with the right of the Company to terminate any Participant or such other person at any time. The Company is authorized and empowered to treat the Participant or other person without regard to the effect which such treatment might have under the Plan.

5.02 Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors. Notwithstanding any of the provisions of the Plan to the contrary, upon a change of control each Participant shall be entitled to receive any Plan benefits, as determined in accordance with the terms and conditions of payment set forth in the 1998 ESRIP Change in Control Amendment, which is attached to the Plan and incorporated by this reference.

5.03 No Transfer of Benefits. The interest of any Participant or beneficiary under this Plan shall not be transferred or transferable, voluntarily or by operation of law, by assignment, anticipation, hypothecation, pledge or other encumbrance, or by garnishment, attachment, levy, seizure or other execution, or by insolvency, receivership, bankruptcy or other debtor proceeding.

5.04 Disclosure to Participants. Each Participant shall receive a copy of this Plan, a copy of any written procedures for administering the Plan, any amendments to the Plan or procedures, and an annual statement of benefits over the signature of the president.

5.05 Adoption. This Plan was approved by resolution of the Board of Directors at a regular meeting on April 16, 1981, to be effective as of January 1, 1981. Amendments shall take effect as specified in the implementing Board resolution.

5.06 Integration Clause. This written Plan document supersedes, and takes precedence over, any prior oral or written promises to Participants. The Plan may be amended or modified only by a written amendment adopted by the Company’s Board of Directors.

SIGNED pursuant to proper authority delegated by the Company’s Board of Directors:

NORTHWEST NATURAL GAS COMPANY

By:	/s/ Mark S. Dodson
Mark S. Dodson
President and CEO

Date:	September 23, 2004

1998 ESRIP APPENDIX

TO

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(Effective September 24, 1998)

1. Accrued Participation Credit and Vesting Credit under ESRIP § 2.01-2 and 2.05

For purposes of ESRIP benefits, the following executives employed on September 1, 1998, are entitled to the years of participation credit and vesting credit set forth below on 9/1/98 based on credit earned for prior Company service and credit awarded by the Board.

Executive	Born	Hired	Years of Participation Credit on 9/1/98		Years of Vesting Credit on 9/1/98
DeBolt, Bruce R.	12/07/47	02/15/80	18.55		18.55
Dodson, Mark S.	01/26/45	09/15/97	0.96	[2]	0.96	[2]
Foley, Dwayne L.	09/25/45	10/30/67	30.84		30.84
Harper, William R., Jr.	10/09/53	12/07/92	5.74		5.74
Johnston, Diana J.	12/16/44	05/20/66	32.29		32.29
Kantor, Gregg S.	04/30/57	09/15/97	0.67		1.96
McCoy, Michael S.	05/28/43	11/06/69	28.82		28.82
Reiten, Richard G.	07/01/39	12/31/95	10.67	[1,2]	5.67	[3]
Rue, Conrad J.	11/25/45	10/29/74	23.85		23.85

[1]	Years of participation include a Board grant of 8 years to Reiten.
[2]	Benefits also are subject to terms of Board approved Employment Agreement for Dodson and Reiten.
[3]	Subject to Board approved amendment of Reiten’s Employment Agreement granting three (3) years of Vesting Credit.

1998 ESRIP CHANGE IN CONTROL APPENDIX

TO

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(Effective September 24, 1998)

The benefits of any actively employed Participant covered under the Company’s Executive Supplemental Retirement Income Plan (ESRIP) who has a Qualified Termination of employment within twenty-four (24) months after a Change in Control shall be vested, determined and paid under the Plan as modified by the provisions set forth below in 1.05A, 1.11(a), 1.14, 1.15, 2.01-2(a)(4), 2.02A, 2.05A, and 4.02A:

1. Section 1.05A defining “final annual compensation” replaces Plan § 1.05 for any Participant who has a Qualifying Termination under 1.15:

1.05A “Final Annual Compensation: means:

1.05A-1 The annual salary of the Participant last approved by the Board of Directors and being paid by the Company at the date of the Qualified Termination;

1.05A-2 Plus the average annual performance award determined by taking the sum of the awards (if any) paid on the three (3) consecutive March 1 award payment dates, which immediately precede the Qualifying Termination date, and dividing such sum by three (3); provided, however, that if a participant terminates employment during the 61-day period immediately preceding March 1, and if the sum of the post termination performance award plus the two (2) consecutive preceding awards is greater than the above determined 3-year total of awards, such greater sum shall be divided by three (3) and used to determine final average compensation;

1.05A-3 Without reduction under 1.05A-1 or 1.05A-2 for any such amounts which are subject to a payment deferral election under the Company’s Executive Deferred Compensation Plan (effective January 1, 1987) or Retirement K Savings Plan.

2. Section 1.11(a) is amended to cross reference new 2.01-2(b)(4):

(a) Benefit Accrual. Service for benefit accrual under 2.01 means years of actual participation, including service credited under 1.11(c), after becoming a Participant under this Plan, plus any additional years of benefit accrual credit earned or awarded pursuant to 2.01-2(b)(2), (3), or (4).

3. Section 1.14 is added to define “Change in Control,” “Potential Change in Control” and “Person.”

1.14 Change in Control; Potential Change in Control; Person.

1.14-1 Change in Control. For purposes of this Plan, a “Change in Control” of the Company shall mean the occurrence of any of the events described below in (a), (b) or (c), subject to the limitation described in (d):

(a) The approval by the shareholders of the Company of:

(1) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

(3) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(b) At any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(c) Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

(d) Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Plan for any Participant who (1) acquires (other than on the same basis as all other holders of Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described above in (a), or (2) is part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control described above in (c).

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1.14-2 Potential Change in Control. For purposes of this Plan, a “potential Change in Control” of the Company shall be deemed to have occurred if the following (a), (b) or (c) occurs:

(a) the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a Change in Control of the Company;

(b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company; or

(c) the Board adopts a resolution to the effect that, for purposes of this Plan, a potential Change in Control of the Company has occurred.

1.14-3 Person. For purposes of this Plan, the term “Person” shall mean and include any individual, corporation, partnership, group, association of other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.

4. Section 1.15 is added defining the termination of employment that qualifies for increased benefits in connection with a Change in Control:

1.15 Qualifying Termination means the termination of the employment of any Participant within twenty-four (24) months after a Change in Control event under 1.14, for a reason other than:

(a) Participant’s death;

(b) termination after Participant’s 62nd birthday;

(c) disability (under 1.15-1)

(d) termination by the Company for Cause (under 1.15-2); or

(e) termination by the Participant without Good Reason (defined in 1.15-3) based on an event occurring concurrent with or after a Change in Control.

1.15-1 Disability. Termination by the Company of Participant’s employment based on “Disability” shall mean termination because of absence from duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of Participant’s incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence Participant shall have returned to the full-time performance of Company duties.

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1.15-2 Cause. Termination by the Company of a Participant’s employment for “Cause” shall mean termination upon:

(a) the willful and continued failure of Participant to perform substantially the reasonably assigned duties with the Company consistent with those duties assigned prior to the Change in Control (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Participant by the Chairman of the Board or Chief Executive Officer of the Company which specifically identifies the manner in which such executive believes that Participant has not substantially performed such duties; or

(b) the willful engaging by Participant in illegal conduct which is materially and demonstrably injurious to the Company.

(c) For purposes of 1.15-2, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the corporation. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for Participant, together with Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Participant was guilty of the conduct set forth above in (a) or (b), and specifying the particulars thereof in detail.

1.15-3 Good Reason. Termination of a Participant’s employment for “Good Reason” shall mean termination based on:

(a) a change in Participant’s status, title, position(s) or responsibilities as an officer of the Company which, in Participant’s reasonable judgment, does not represent a promotion from Participant’s status, title, position(s) and responsibilities as in effect immediately prior to the Change in Control, or the assignment to Participant of any duties or responsibilities which, in Participant’s reasonable judgment, are inconsistent with such status, title or position(s), or any removal of Participant from or any failure to reappoint or reelect Participant to such position(s), except in connection with the termination of Participant’s employment for Cause, Disability or Retirement or as a result of Participant’s death or by Participant other than for Good Reason;

(b) a reduction by the Company in Participant’s base salary as in effect immediately prior to the Change in Control;

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(c) the failure by the Company to continue in effect any Plan (as hereinafter defined) in which Participant is participating at the time of the Change in Control of the Company (or Plans providing Participant with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Participant’s continued participation in any of such Plans on at least as favorable a basis to Participant as is the case on the date of the Change in Control or which would materially reduce Participant’s benefits in the future under any of such Plans or deprive Participant of any material benefit enjoyed by Participant at the time of the Change in Control. For purposes of this 1.15-3(c), “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

(d) the failure by the Company to provide and credit Participant with the number of paid vacation days to which Participant is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control;

(e) the Company’s requiring Participant to be based anywhere other than where Participant’s office is located immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Participant understood on behalf of the Company prior to the Change in Control;

(f) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to Participant’s employment or severance agreement (if any); or

(g) any purported termination by the Company of Participant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of 1.15-4 ; and for purposes of this Plan, no such purported termination shall be effective.

1.15-4 Notice of Termination. Any purported termination by the Company or by Participant following a Change in Control shall be communicated by Written Notice of Termination to the other party. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated.

1.15-5 Date of Termination. “Date of Termination” following a Change in Control shall mean (a) if Participant’s employment is to be terminated for a Disability, thirty (30) days after Notice of Termination is given (provided that Participant shall not have returned to the

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performance of his duties on a full-time basis during such thirty (30) day period, (b) if Participant’s employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if Participant’s employment is to be terminated by Participant or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given (provided that if the termination is by Participant for Good Reason, the circumstances giving rise to the Good Reason have not been fully corrected by the specified date), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in an arbitration proceeding as provided under the Company’s executive employment or severance agreements.

4. Section 2.01-2(b)(4) is added to increase the years of participation benefit accrual by three (3) years for any Participant who has a Qualifying Termination under 1.15:

(b) Year of Participation means:

(1) Each consecutive twelve (12) month period of Company service measured by each anniversary of the date of first becoming a Participant under this Plan.

(2) All additional years of participation credit awarded to a Participant by the Committee in the exercise of its discretion.

(3) All years of service credit earned for Company service and awarded by the Committee for each of the ten (10) Participants in the Plan on September 1, 1998, as set forth in the attached 1998 ESRIP Appendix.

(4) Three (3) additional years of participation credit shall be awarded to any Participant who has a Qualifying Termination (defined in 1.15) within twenty-four (24) months after a Change in Control (defined in 1.14) pursuant to the 1998 ESRIP Change in Control Appendix.

5. Section 2.02A shall replace 2.02 regarding eligibility to receive and the award of the early retirement benefits for any Participant who has a Qualifying Termination under 1.15:

2.02A Early Retirement Supplemental Income. Any Participant who has a Qualifying Termination (defined in 1.15) within twenty-four (24) months after a Change in Control (defined in 1.14) shall be entitled at or after age fifty-five (55) to receive during Participant’s lifetime the reduced monthly supplemental retirement payments determined as follows:

2.02A-1 First, the total annual retirement pay at normal retirement date shall be determined under 2.01-2 and -3, using the Participant’s final annual compensation and service at the time employment by the Company ends.

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2.02A-2 Second, the monthly supplemental payment under this Plan starting at normal retirement date shall be determined under 2.01-4, using the Participant’s early annual retirement allowance payable at the normal retirement date (under Retirement Plan 7.02-1), projected annual primary Social Security benefit under the Retirement Plan, and annual retirement benefits under the Executive Deferred Compensation Plan determined as a supplement to such payment under the Retirement Plan.

2.02A-3 Third, if supplemental payments start before the Participant’s normal retirement date, to achieve the necessary reduction of the target benefit under 2.01 and 2.02A-1, the monthly amount under 2.02A-2 shall be reduced 0.25 percent (.0025) per month for each month of age during the period starting on the date the first early retirement payment is to be made and ending on Participant’s 62nd birthday.

6. Section 2.05A shall replace 2.05 regarding the vested benefits of any Participant who has a Qualifying Termination under 1.15:

2.05A Vested Benefits. Any Participant who has a Qualifying Termination (defined in 1.15) within twenty-four (24) months after a Change in Control (defined in 1.14) thereupon shall have a 100% vested and nonforfeitable right to receive supplemental payments under this Plan starting as early as age 55 under 2.02A.

7. Section 4.02A replaces Section 4.02 and shall apply on and after the date there is a Potential Change in Control (defined in 1.14):

4.02A Company. The Company, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan in whole or in part without notice to any Participant; provided, however, that the Change in Control benefits provided by the 1998 ESRIP Change in Control Amendment shall not be diminished or eliminated (but may be increased) on and after the date when the first Potential Change in Control (defined in 1.14-2) shall occur after September 1, 1998. Any such termination, modification or amendment shall not terminate nor diminish any rights or benefits accrued by any Participant or surviving beneficiary prior thereto.

8. Section 5.02A replaces Section 5.02 to delete the “change of control” definition that is replaced by 1.14 and to affirm the change of control provisions in this 1998 Amendment:

5.02 Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors. Notwithstanding any of the provisions of the Plan to the contrary, upon a change of control (defined in 1.14), the cessation of the corporate existence of the Company or the failure to continue such existence in full force and effect as a result of any circumstances or event, each Participant shall be entitled to receive any Plan benefits, as determined in accordance with the terms and conditions of payment set forth in Articles II and III, and, if applicable, the 1998 ESRIP Change in Control Appendix.

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2004 ESRIP APPENDIX

TO

NORTHWEST NATURAL GAS COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

(Effective September 1, 2004)

The following executives are Participants in the Plan as of September 1, 2004. No new Participants will enter the Plan after September 1, 2004. The Participants are entitled to the Years of Participation and Years of Vesting Service shown in the following table, as of September 1, 2004:

Executive	Birth Date	Hire Date	Years of Participation (9/1/04)		Years of Vesting Service (9/1/04)
Debolt, Bruce R.	12/07/47	2/15/80	24.55		24.55
Dodson, Mark S.	1/26/45	9/15/97	6.96	[1]	6.96
Doolittle, Lea Anne	1/12/55	10/30/00	3.83		3.83
Feltz, Stephen P.	8/26/55	10/25/82	5.50		21.83
Foley, Dwayne L.*	9/25/45	10/30/67	32.17		32.17
Harper, William R., Jr.**	10/09/53	12/07/92	9.07		9.07
Johnston, Diana J.***	12/16/44	5/20/66	35.62		35.62
Kantor, Gregg S.	4/30/57	9/15/96	6.67		7.96
McCoy, Michael S.	5/28/43	11/06/69	34.82		34.82
Reiten, Richard G.****	7/01/39	12/31/95	15.17	[2]	15.17	[3]
Rue, Conrad J.	11/25/45	10/29/74	29.85		29.85
Ugoretz, Beth A.	7/11/55	12/06/02	1.66		1.75

*	Retired 10/1/00
**	Terminated 1/02/02
***	Retired 1/01/02
****	Retired 3/01/03
[1]	Benefits are subject to terms of Board-approved Employment Agreement.
[2]	Benefits are subject to terms of Board-approved Employment Agreement. Also, Board granted additional 8 Years of Participation to Reiten.
[3]	Board approved amendment of Reiten’s Employment Agreement to grant additional 3 Years of Vesting Service.